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                                                                    EXHIBIT 10.8

                    FISCAL YEAR 2004 MANAGEMENT BONUS PLAN OF
                       HUTCHINSON TECHNOLOGY INCORPORATED

Hutchinson Technology Incorporated ("HTI") has a management bonus plan that covers executive officers and certain other management-level employees. The decision to pay out bonuses is made annually by the Compensation Committee of HTI's Board of Directors. The Committee's decision is based primarily on HTI's attainment of quarterly earnings per share goals throughout the fiscal year, as well as other factors that may be considered at the Committee's discretion. Bonuses are paid in cash in the first quarter of the following fiscal year.

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